Exhibit 5.1

DLA Piper LLP (US) 51 John F. Kennedy Parkway, Suite 120 Short Hills, New Jersey 07078-2704 www.dlapiper.com

June 29, 2026

Exyn Technologies, Inc.

2118 Washington Avenue, Suite 1000

Philadelphia, PA 19146

Re:	Registration of the Sale of Securities of Exyn Technologies, Inc.

Ladies and Gentlemen:

We have acted as counsel to Exyn Technologies, Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on June 29, 2026 (as may be amended, the “Registration Statement”), relating to the offering of up to 3,658,564 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), warrants (the “Warrants”) exercisable for up to 189,753 shares of the Company’s Common Stock, and up to 189,753 shares of Common Stock issuable upon exercise of certain Warrants (the “Warrant Shares” and together with the Shares and the Warrants, the “Securities”) to be sold by the selling stockholders identified in such Registration Statement.

This opinion is being furnished in accordance with the requirements of Item 16(a) of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

We have examined such instruments, documents and records as we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. As to matters of fact relevant to our opinion set forth below, we have relied, without independent investigation, on certificates of public officials and of officers of the Company. We express no opinion concerning any law other than the laws of the State of Delaware and with respect to the Warrants, the laws of the State of New York.

On the basis of the foregoing, we are of the opinion that:

1.	The Shares are validly issued, fully paid and nonassessable.
2.

The Warrants constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.	When the Warrants are duly exercised in accordance with their terms, the Warrant Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Securities, or the Registration Statement. This opinion is rendered as of the date hereof, and we assume no obligation to advise you of any fact, circumstance, event or development that may hereafter be brought to our attention whether or not such occurrence would alter, affect or modify the opinion expressed herein.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)